Exhibit 23.1
[KPMG LLP Letterhead]
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FuelCell Energy, Inc.:
We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP KPMG LLP

Hartford, Connecticut

August 20, 2010